                                                                    EXHIBIT 99.1

[LOGO] CENDANT

               CENDANT REPORTS RECORD SECOND QUARTER 2001 RESULTS

               Adjusted EPS of $0.30 Exceeds Projection by $0.03;
    Revenue Up 114% and Adjusted EBITDA Increases 36% vs. Second Quarter 2000

                  Adjusted EPS $0.30 in 2001 vs. $0.26 in 2000
                  Reported EPS $0.27 in 2001 vs. $0.24 in 2000

               Company Again Raises Projection for Full Year 2001

NEW YORK, NY, JULY 18, 2001 - Cendant Corporation (NYSE: CD) today reported record second quarter 2001 results and projected its outlook for the remainder of 2001. Second quarter 2001 includes $0.03 per share of interest expense not included in second quarter 2000 as the Company began to recognize interest expense in third quarter 2000 as required by the settlement agreement for the principal common stock class action litigation. Without this incremental interest expense, second quarter 2001 adjusted earnings per share increased 27%.

"We are pleased that we have once again exceeded our projections and reported record results this quarter, and we remain optimistic about the outlook for the remainder of 2001. Strong contributions from many of our businesses and the addition of the operations of Avis and Fairfield Resorts drove the increase in our second quarter results," said Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman. "Similar to the performance of HFS during its five years as a public company, we anticipate that we will continue to have record quarters going forward in 2002, which should result in significant earnings growth in 2002."

"We are particularly pleased that our traditional businesses, which we define as excluding Avis, Fairfield Resorts and Membership, met or exceeded our stated growth targets demonstrating the operating leverage of our fee-for-service business model and that our organic growth remains healthy," concluded Silverman.

The Company announced that second quarter 2001 adjusted earnings per share ("adjusted EPS" excludes non-recurring or unusual items and the effect of an equity ownership of Homestore.com) of $0.30 exceeded prior second quarter 2001 projections of $0.27. The Company also announced that it has raised its projection for the second half of the year by $0.01; it now projects third quarter 2001 adjusted EPS to be $0.32 and fourth quarter 2001 adjusted EPS to be $0.24 and has increased its projection for full year 2001 to $1.07. The Company has previously forecast that adjusted EPS for full year 2002 will be $1.35 to $1.40.

SECOND QUARTER ACTIVITIES

Consistent with its new growth agenda, the Company recently announced several events:

      o The pending acquisition of Galileo International for approximately $2.9 billion. This transaction is expected to close in the third quarter of this year and is expected to increase adjusted EPS in 2002 by $0.10 to $0.14.
      o An agreement to outsource and license its individual membership and loyalty businesses to Trilegiant Corporation. Adjusted EPS increased by $0.02 in first quarter 2001 and is expected to increase by $0.06 to $0.08 in 2002, as a result of the transaction.
      o The change in accounting for goodwill amortization recently issued by the Financial Accounting Standards Board is expected to increase 2002 earnings per share by $0.10 to $0.12.
      o The acquisition of Fairfield Resorts, the largest independent vacation ownership company in the United States, in April 2001 for approximately $690 million. This transaction was immediately accretive to earnings.
      o The issuance of zero coupon zero yield convertible senior notes raising $1 billion in May 2001.

SECOND QUARTER SEGMENT RESULTS

The underlying discussion of operating results focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, non-vehicle depreciation and amortization, minority interest and equity in Homestore.com, adjusted to exclude certain items which are of a non-recurring or unusual nature and are not measured in assessing segment performance or are not segment specific. Such discussion is the most informative representation of how management evaluates performance and allocates resources.

The Company has the following reportable operating segments: Real Estate Services (consisting of the Company's three real estate brands, mortgage and relocation services); Hospitality (consisting of the Company's nine lodging brands, timeshare exchange and interval sales, travel agency and cottage rental); Vehicle Services (consisting of car rental, vehicle management services and car park facility services); and Financial Services (consisting of individual membership, insurance related services, financial services enhancement products and tax preparation services). Additionally, Corporate and Other includes unallocated corporate overhead and the operating results of certain other non-strategic business units, some of which have been disposed. (See Table 2 for second quarter 2001 and 2000 Revenues and Adjusted EBITDA by Segment and Table 4 for second quarter 2001 and 2000 Segment Revenue Driver Analysis.)

REAL ESTATE SERVICES

                              2001                 2000                 % CHANGE
--------------------------------------------------------------------------------
REVENUES                      $474                 $377                      26%
--------------------------------------------------------------------------------
EBITDA                        $231                 $193                      20%
--------------------------------------------------------------------------------

The increase in operating results was primarily driven by a significant increase in mortgage loan production. Service based fees from relocation activities and franchise fees from our real estate franchise brands also contributed to the increase in revenues and EBITDA. Royalties from real estate franchising increased due to growth in our franchise systems despite only moderate industry-wide growth nationwide and unfavorable industry conditions in California. Second quarter 2000 included a $10 million gain on the sale of a portion of our preferred stock investment in NRT. Excluding this gain, EBITDA increased 26%.

HOSPITALITY

                              2001                 2000                 % CHANGE
--------------------------------------------------------------------------------
REVENUES                      $473                 $257                      84%
--------------------------------------------------------------------------------
EBITDA                        $159                 $103                      54%
--------------------------------------------------------------------------------

Revenues and EBITDA increased primarily from the acquisition of Fairfield Resorts in 2001 and growth in our timeshare operations. Timeshare revenues grew due to an increase in members and the number of exchange transactions.

VEHICLE SERVICES

                              2001                 2000                 % CHANGE
--------------------------------------------------------------------------------
REVENUES                      $1,112               $135                      N/M
--------------------------------------------------------------------------------
EBITDA                        $  142               $ 67                      N/M
--------------------------------------------------------------------------------
N/M = not meaningful

In March 2001, we acquired the remaining 82% of outstanding common shares of Avis Group Holdings that we did not already own. Prior to the acquisition, revenues and EBITDA principally consisted of Avis royalties and earnings from our equity investment in Avis (neither of which exist subsequent to our acquisition) and the operations of National Car Parks.

FINANCIAL SERVICES

                              2001                 2000                 % CHANGE
--------------------------------------------------------------------------------
REVENUES                      $332                 $321                      3%
--------------------------------------------------------------------------------
EBITDA                        $ 70                 $ 83                    (16%)
--------------------------------------------------------------------------------

Increased revenues reflect contributions from the individual membership businesses and Jackson Hewitt. Increased revenues from the individual membership businesses were supported by a favorable mix of products and programs with marketing partners and the integration of Netmarket Group, an online membership business. The decrease in EBITDA is due to a reduction in membership expirations in second quarter 2001 compared with 2000 (revenue is recognized upon expiration of memberships) and increased marketing in the individual membership business to solicit new members.

SECOND QUARTER BALANCE SHEET AND OTHER ITEMS

o As of June 30, 2001, we had approximately $1.9 billion of cash and cash equivalents and $5.2 billion of debt and minority interest. In May 2001, we issued zero coupon zero yield convertible senior notes for gross proceeds of $1 billion.
o As of June 30, 2001, the net debt to total capital ratio was 37%. The ratio of adjusted EBITDA to net interest expense (non-vehicle) was 9.5 to 1 in second quarter 2001.
o In second quarter 2001, we paid $250 million to a settlement trust, reducing the net outstanding principal obligation associated with the principal common stock class action litigation settlement at June 30, 2001 to $2 billion.
o Weighted average common shares outstanding increased in second quarter 2001 primarily from the issuance of 61 million shares in connection with the retirement of $1.7 billion of Feline PRIDES and the sale of 46 million shares in February 2001.

SECOND QUARTER EPS ITEMS

Reported EPS for CD common stock includes Cendant Group operations and a retained interest in Move.com Group. Reported EPS for CD common stock was $0.27 in second quarter 2001 and $0.24 in second quarter 2000. The following are the significant items reflected in reported results that are considered to be of an unusual or non-recurring nature for purposes of deriving adjusted EPS:

SECOND QUARTER 2001

o A net loss of $18 million after tax related to Cendant's proportionate ownership in Homestore.com. Cendant Group's retained interest in the net loss was $17 million or $0.02 per share.
o A charge of $9 million ($5 million or $0.01 per share after tax) for litigation settlement and related costs.

SECOND QUARTER 2000

o A net loss of $17 million after tax or $0.02 per share related to move.com's operating results.

THIRD QUARTER 2001 OUTLOOK

The Company announced the following financial projections for third quarter 2001, excluding any impact of the pending Galileo acquisition:

      o Adjusted EBITDA is projected to be between $620 million and $635 million compared with $510 million, excluding move.com, in 2000.
      o Depreciation and amortization (non-vehicle) is projected to be between $125 million and $130 million compared with $87 million in 2000.
      o Net interest expense (non-vehicle) is projected to be between $55 million and $60 million compared with $38 million in 2000. The increase is principally due to the Company's litigation settlement obligation. The Company expects year over year interest expense comparisons to improve after August 15, 2001 as it discharges the liability and anniversaries the expense recorded in the prior year.
      o The Company's year-to-date tax rate, exclusive of non-recurring or unusual items, is 34.4% compared with 34.0% in 2000. The Company is currently evaluating domestic and international tax opportunities and is seeking to reduce its effective tax rate below last year's level.
      o Minority interest is projected to be approximately $4 million compared with $23 million in 2000. The reduction is primarily a result of the retirement of the Feline PRIDES in February 2001.
      o     Weighted average shares outstanding are projected to be between 960 million and 975 million compared with 759 million in 2000. The increase in the average share balance is primarily the result of the issuance of 61 million shares of CD common stock in connection with the retirement of the Feline PRIDES, the issuance of 46 million shares of CD common stock in February 2001 and the anticipated inclusion in the average share calculation of 49 million shares underlying the zero coupon convertible notes issued in February 2001.

INVESTOR CONFERENCE CALL

Cendant will host a conference call to discuss second quarter results on Thursday, July 19, 2001 at 11:00 a.m. Eastern Time. Investors may access this call live at WWW.CENDANT.COM or dial in to 913-981-5571. A web replay will be available at www.Cendant.com following the call. A telephone replay will be available from 2:00 p.m. Eastern Time on July 19, 2001 until 8:00 p.m. on July 23 at 719-457-0820, access code: 775683.


STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-K/A AND GALILEO INTERNATIONAL, INC.'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE TIMING OF THE CONSUMMATION OF THE GALILEO ACQUISITION WHICH IS EXPECTED TO CLOSE IN THE THIRD QUARTER OF 2001.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 57,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at WWW.CENDANT.COM or by calling 877-4INFO-CD (877-446-3623).

MEDIA CONTACT:             INVESTOR CONTACTS:
-------------              -----------------
Elliot Bloom               Denise Gillen             Sam Levenson
212-413-1832               212-413-1833              212-413-1834

                                      *****
                                  Tables Follow



                                                                                                            TABLE 1


                      CENDANT CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                                   JUNE 30,            JUNE 30,
                                                                            ------------------   -------------------
                                                                              2001      2000        2001      2000
                                                                            -------    -------   ---------  --------
Revenues
    Membership and service fees, net                                        $ 1,355    $ 1,044    $ 2,431    $ 2,040
    Vehicle-related                                                           1,035         72      1,433        141
    Other                                                                        13         21         25         84
                                                                            -------    -------    -------    -------
Net revenues                                                                  2,403      1,137      3,889      2,265
                                                                            -------    -------    -------    -------

EXPENSES
    Operating                                                                   788        361      1,239        728
    Vehicle depreciation, lease charges and interest, net                       545          -        725          -
    Marketing and reservation                                                   291        228        541        444
    General and administrative                                                  192        144        354        277
    Non-vehicle depreciation and amortization                                   121         86        222        171
    Other charges (credits):
      Restructuring and other unusual charges                                     -          -        185        106
      Litigation settlement and related costs                                     9          5         19        (33)
      Merger-related costs                                                        -          -          8          -
    Non-vehicle interest, net                                                    61         22        122         47
                                                                            -------    -------    -------    -------
Total expenses                                                                2,007        846      3,415      1,740
                                                                            -------    -------    -------    -------

Net gain (loss) on dispositions of businesses                                     -          4        435        (10)
                                                                            -------    -------    -------    -------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN HOMESTORE.COM       396        295        909        515
Provision for income taxes                                                      131         98        336        176
Minority interest, net of tax                                                     5         22         18         38
Losses related to equity in Homestore.com, net of tax                            18          -         36          -
                                                                            -------    -------    -------    -------
INCOME BEFORE EXTRAORDINARY LOSS AND CUMULATIVE EFFECT
    OF ACCOUNTING CHANGE                                                        242        175        519        301
Extraordinary loss, net of tax                                                    -          -          -         (2)
                                                                            -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            242        175        519        299
Cumulative effect of accounting change, net of tax                                -          -        (38)       (56)
                                                                            -------    -------    -------    -------
NET INCOME                                                                  $   242    $   175    $   481    $   243
                                                                            =======    =======    =======    =======


CD COMMON STOCK INCOME PER SHARE
    BASIC
      Income before extraordinary loss and cumulative effect
         of accounting change                                               $  0.29    $  0.25    $  0.61    $  0.42
      Net income                                                            $  0.29    $  0.25    $  0.57    $  0.34

    DILUTED
      Income before extraordinary loss and cumulative effect
         of accounting change                                               $  0.27    $  0.24    $  0.58    $  0.40
      Net income                                                            $  0.27    $  0.24    $  0.54    $  0.33

    WEIGHTED AVERAGE SHARES
      Basic                                                                     851        722        820        720
      Diluted                                                                   905        762        868        765






MOVE.COM COMMON STOCK INCOME (LOSS) PER SHARE
    BASIC
      Income (loss) before extraordinary loss and cumulative effect
         of accounting change                                               $ (0.63)   $ (0.67)   $  9.94    $ (0.67)
      Net income (loss)                                                     $ (0.63)   $ (0.67)   $  9.87    $ (0.67)

    DILUTED
      Income (loss) before extraordinary loss and cumulative effect
         of accounting change                                               $ (0.63)   $ (0.67)   $  9.81    $ (0.67)
      Net income (loss)                                                     $ (0.63)   $ (0.67)   $  9.74    $ (0.67)

    WEIGHTED AVERAGE SHARES
      Basic                                                                       1          4          2          4
      Diluted                                                                     1          4          2          4



                                                                                                                          TABLE 2

                      CENDANT CORPORATION AND SUBSIDIARIES
                     REVENUES AND ADJUSTED EBITDA BY SEGMENT
                              (DOLLARS IN MILLIONS)


                                                                    THREE MONTHS ENDED JUNE 30,
                                                                    ---------------------------

                                                     REVENUES                                     ADJUSTED EBITDA (A)
                                         ------------------------------------           -----------------------------------------
                                            2001        2000        % CHANGE              2001          2000          % CHANGE
                                         ------------------------------------           -----------------------------------------
Real Estate Services                     $  474        $  377           26%             $  231         $  193             20%
Hospitality                                 473           257           84%                159            103             54%
Vehicle Services                          1,112           135            *                 142             67               *
Financial Services                          332           321            3%                 70             83            (16%)
                                         ------        ------                           ------         ------
Total Reportable Segments                 2,391         1,090                              602            446
Corporate and Other (B)                      12            47            *                 (15) (C)       (42) (C)          *
                                         ------        ------                           ------         ------
Total Company                            $2,403        $1,137                           $  587         $  404
                                         ======        ======                           ======         ======



                                                                      SIX MONTHS ENDED JUNE 30,
                                                                      -------------------------

                                                     REVENUES                                     ADJUSTED EBITDA (A)
                                         ------------------------------------           -----------------------------------------
                                            2001        2000        % CHANGE              2001          2000 (G)         % CHANGE
                                         ------------------------------------           -----------------------------------------
Real Estate Services                     $  813        $  666           22%             $  363 (D)     $  308             18%
Hospitality                                 737           499           48%                263            195 (H)         35%
Vehicle Services                          1,566           272             *                234 (E)        139               *
Financial Services                          722           702            3%                201            216             (7%)
                                         ------        ------                           ------         ------
Total Reportable Segments                 3,838         2,139                            1,061            858
Corporate and Other (B)                      51           126             *                (31)(F)        (42) (I)          *
                                         ------        ------                           ------         ------
Total Company                            $3,889        $2,265                           $1,030         $  816
                                         ======        ======                           ======         ======


---------

*     Not meaningful.
(A) Defined as earnings before non-operating interest, income taxes, non-vehicle depreciation and amortization, minority interest and equity in Homestore.com, adjusted to exclude certain items which are of a non-recurring or unusual nature and not measured in assessing segment performance or are not segment specific.
(B) Includes Move.com Group revenues and Adjusted EBITDA losses of $15 million and $29 million, respectively, for the three months ended June 30, 2000. Includes Move.com Group revenues of $10 million and $26 million and Move.com Group Adjusted EBITDA losses of $9 million and $55 million for the six months ended June 30, 2001 and 2000, respectively.
(C) Excludes a charge of $9 million and $5 million for litigation settlement and related costs for the three months ended June 30, 2001 and 2000, respectively. The 2000 charge was partially offset by $4 million of gains related to the dispositions of businesses.
(D) Excludes a charge of $95 million to fund an irrevocable contribution to an independent technology trust responsible for providing technology initiatives for the benefit of current and future franchisees at Century 21, Coldwell Banker and ERA.
(E) Excludes a charge of $4 million related to the acquisition and integration of Avis Group Holdings, Inc ("Avis Group").
(F) Excludes (i) a net gain of $435 million related to the dispositions of businesses and (ii) a credit of $14 million to reflect an adjustment to the PRIDES class action litigation settlement charge recorded in the fourth quarter of 1998 primarily for Rights that expired unexercised. Such amounts were partially offset by charges of (i) $85 million incurred in connection with the creation of Travel Portal, Inc., a company that was created to pursue the development of an online travel business for the benefit of certain current and future franchisees, (ii) $33 million for litigation settlement and related costs, (iii) $7 million related to a non-cash contribution to the Cendant Charitable Foundation and (iv) $4 million related to the acquisition and integration of Avis Group.
(G) Excludes a charge of $106 million in connection with restructuring and other initiatives ($2 million, $63 million, $31 million and $10 million of charges were recorded within Real Estate Services, Hospitality, Financial Services and Corporate and Other, respectively).
(H)   Excludes $4 million of losses related to the dispositions of businesses.
(I) Excludes a non-cash credit of $41 million in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights. Such credit was partially offset by (i) $6 million of losses related to the dispositions of businesses and (ii) $8 million of litigation settlement and related costs.


                                                                                                               TABLE 3

                      CENDANT CORPORATION AND SUBSIDIARIES
                2000 REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                              (DOLLARS IN MILLIONS)


                                                                       REVENUES
                                   -----------------------------------------------------------------------------------
                                    1st Qtr          2nd Qtr            3rd Qtr           4th Qtr         Full Year
                                   -------------  ---------------    --------------    ---------------  --------------
Real Estate Services                 $   289        $   377            $   419              $   376            $ 1,461
Hospitality                              242            257                278                  236              1,013
Vehicle Services                         137            135                146                  150                568
Financial Services                       381            321                333                  345              1,380
                                     -------        -------            -------              -------            -------
Total Reportable Segments              1,049          1,090              1,176                1,107              4,422
Corporate and Other (B)                   79             47                 49                   62                237
                                     -------        -------            -------              -------            -------
Total Company                        $ 1,128        $ 1,137            $ 1,225              $ 1,169            $ 4,659
                                     =======        =======            =======              =======            =======


                                                                    ADJUSTED EBITDA
                                   -----------------------------------------------------------------------------------
                                    1st Qtr          2nd Qtr            3rd Qtr           4th Qtr         Full Year
                                   -------------  ---------------    --------------    ---------------  --------------
Real Estate Services                 $   114        $   193            $   242              $   203           $    752
Hospitality                               91            103                115                   85                394
Vehicle Services                          72             67                 81                   86                306
Financial Services                       133             83                 86                   71                373
                                     -------        -------            -------              -------           --------
Total Reportable Segments                410            446                524                  445              1,825
Corporate and Other (C)                    2            (42)               (34)                 (26)              (100)
                                     -------        -------            -------              -------           --------
Total Company                        $   412        $   404            $   490              $   419           $  1,725
                                     =======        =======            =======              =======           ========

---------
(A) During July 2001, the Company entered into a number of agreements with a third party whereby the Company will have an ongoing interest in its individual membership business. Previously, the Company had planned to spin-off this business to its stockholders and therefore had treated the results of this business as a discontinued operation. As a result of this change in plan and the Company's ongoing involvement in this business, the operating results of the individual membership business have been reclassified from discontinued operations to continuing operations for all periods presented.
(B) Includes Move.com Group revenues of $11 million, $15 million, $15 million, $18 million and $59 million for the first, second, third and fourth quarters and for the full year, respectively.
(C) Includes Move.com Group Adjusted EBITDA losses of $26 million, $29 million, $20 million, $19 million and $94 million for the first, second, third and fourth quarters and for the full year, respectively.


                                                                                                     TABLE 4

                      CENDANT CORPORATION AND SUBSIDIARIES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)


                                                                          THREE MONTHS ENDED JUNE 30,
                                                                 -------------------------------------------
                                                                    2001          2000            % CHANGE
                                                                 -----------   ------------    -------------

REAL ESTATE SERVICES SEGMENT

     REAL ESTATE
         Closed Sides - Domestic (000's)                             512,507      503,921            2%
         Average Price                                            $  176,200   $  172,594            2%
         Royalty and Marketing Revenue                            $  150,777   $  144,092            5%
         Total Revenue                                            $  170,019   $  165,683            3%

     RELOCATION
         Service Based Revenue (Referrals, Outsourcing, etc.)     $   77,541   $   66,802           16%
         Asset Based Revenue (Corporate and
            Government Home Sale Closings and Financial Income)   $   48,735   $   47,631            2%
         Total Revenue                                            $  126,276   $  114,433           10%

     MORTGAGE
         Production Loans Sold (millions)                         $    9,920   $    4,746          109%
         Production Revenue                                       $  176,326   $   73,714          139%
         Average Servicing Loan Portfolio (millions)              $   86,573   $   58,264           49%
         Net Servicing Revenue (A)                                $    1,742   $   23,347          (93%)
         Total Revenue                                            $  178,372   $   97,241           83%

HOSPITALITY SEGMENT

     LODGING
         RevPar ($)                                               $    29.96   $    30.33           (1%)
         Weighted Average Rooms Available                            513,773      501,929            2%
         Royalty, Marketing and Reservation Revenue               $  105,195   $  106,397           (1%)
         Total Revenue                                            $  129,023   $  129,899           (1%)

     RCI
         Average Subscriptions                                     2,695,442    2,361,957           14%
         Number of Timeshare Exchanges                               456,424      360,968           26%
         Total Revenue                                            $ 130,266 (B)$  103,311           26%

     FAIRFIELD RESORTS
         Average Revenue per Transaction                          $   12,021   $   11,436            5%
         Total Revenue                                            $  183,821          (C)           n/a

VEHICLE SERVICES SEGMENT

     CAR RENTAL
         Rental Days (000's)                                          15,256       15,848           (4%)
         Time and Mileage Revenue per Day                         $    38.67   $    39.51           (2%)
         Total Revenue                                            $  628,894          (C)           n/a

     VEHICLE MANAGEMENT AND FUEL CARD SERVICES
         Average Fleet (Leased)                                      315,771      300,679            5%
         Average Number of Cards (000's)                               3,616        3,179           14%
         Total Revenue                                            $  391,392          (C)           n/a

FINANCIAL SERVICES SEGMENT

         Insurance/Wholesale-related Revenue                      $  146,238   $  145,386            1%
         Other Revenue                                            $  185,776   $  175,904            6%
         Total Revenue                                            $  332,014   $  321,290            3%


(A) Includes gross recurring service fees of $87 million and $56 million (net of non-cash amortization of mortgage rights assets of $88 million and $41 million) for the three months ended June 30, 2001 and 2000, respectively. Non-cash amortization expenses were accelerated during the three months ended June 30, 2001 due to a higher volume of refinancing activity.

(B) Includes property management revenues of $13 million from the acquisition of Fairfield Resorts for the three months ended June 30, 2001. Subsequent to the acquisition, Fairfield's property management operations were included within the RCI business structure, as RCI is our service provider for the timeshare industry.

(C) The operations of these businesses were acquired during 2001. Accordingly, prior period total revenues are not comparable to the current period amounts.


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



                                                                                                            TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)

                                                                              JUNE 30, 2001       DECEMBER 31, 2000
                                                                             ---------------     -------------------
ASSETS
Current assets
    Cash and cash equivalents                                                   $      1.9            $      0.9
    Other current assets                                                               2.5                   1.8
                                                                                ----------            ----------
Total current assets                                                                   4.4                   2.7

Property and equipment, net                                                            1.6                   1.3
Goodwill, net                                                                          5.5                   3.2
Stockholder litigation settlement trust                                                0.9                   0.4
Other assets                                                                           5.3                   4.6
                                                                                ----------            ----------
Total assets exclusive of assets under programs                                       17.7                  12.2

Assets under management and mortgage programs                                         11.6                   2.9
                                                                                ----------            ----------
TOTAL ASSETS                                                                    $     29.3            $     15.1
                                                                                ==========            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long-term debt                                           $      0.5            $        -
    Other current liabilities                                                          3.8                   2.5
                                                                                ----------            ----------
Total current liabilities                                                              4.3                   2.5
Long-term debt                                                                         4.4                   1.9
Stockholder litigation settlement                                                      2.9                   2.9
Other noncurrent liabilities                                                           0.6                   0.4
                                                                                ----------            ----------
Total liabilities exclusive of liabilities under programs                             12.2                   7.7

Liabilities under management and mortgage programs                                    11.0                   2.5
Mandatorily redeemable preferred securities issued by subsidiaries                     0.4                   2.1
Total stockholders' equity                                                             5.7                   2.8
                                                                                ----------            ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $     29.3            $     15.1
                                                                                ==========            ==========


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